     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 31, 1998
                                                    REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          SHAMAN PHARMACEUTICALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            DELAWARE                           2834                          94-3095806
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

                             213 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 952-7070
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 LISA A. CONTE
         PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                          SHAMAN PHARMACEUTICALS, INC.
                             213 EAST GRAND AVENUE
                     SOUTH SAN FRANCISCO, CALIFORNIA 94080
                                 (650) 952-7070
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

           J. STEPHAN DOLEZALEK, ESQ                           BRIAN W. PUSCH, ESQ.
             TIMOTHY R. CURRY, ESQ.                        LAW OFFICES OF BRIAN W PUSCH
        BROBECK, PHLEGER & HARRISON LLP                          PENTHOUSE SUITE
     TWO EMBARCADERO PLACE, 2200 GENG ROAD                     29 WEST 57TH STREET
              PALO ALTO, CA 94301                               NEW YORK, NY 10019
                 (650) 424-0160                                   (212) 980-0408

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================================
                                                        PROPOSED MAXIMUM      PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF          AMOUNT TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
 SECURITIES TO BE REGISTERED       REGISTERED(1)          PER SHARE(2)       OFFERING PRICE(1)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value
  per share...................     137,500 shares           $4.9375               $678,907                $201
======================================================================================================================

(1) REPRESENTS (I) SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS TO PURCHASE SHARES OF COMMON STOCK AND (II) AN INDETERMINATE NUMBER OF ADDITIONAL SHARES OF COMMON STOCK AS MAY FROM TIME TO TIME BECOME ISSUABLE PURSUANT TO ANTIDILUTION PROVISIONS OF SUCH WARRANTS, WHICH SHARES ARE REGISTERED HEREUNDER PURSUANT TO RULE 416 UNDER THE SECURITIES ACT.

(2) THE PRICE OF $4.9375 PER SHARE, WHICH WAS THE AVERAGE OF THE HIGH AND LOW BID PRICES OF THE COMMON STOCK REPORTED BY THE NASDAQ STOCK MARKET ON MARCH 27, 1998, IS SET FORTH SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE IN ACCORDANCE WITH RULE 457(C) OF THE SECURITIES ACT OF 1933, AS AMENDED.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (SUBJECT TO COMPLETION)
DATED MARCH 31, 1998

                                 137,500 SHARES

                          SHAMAN PHARMACEUTICALS, INC.
                                  COMMON STOCK
                            ------------------------

     This Prospectus relates to the offer and sale by certain persons listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders") of up to 137,500 shares (the "Shares") of Common Stock, par value $0.001 per share (the "Common Stock"), of Shaman Pharmaceuticals, Inc. (the "Company"), which may be issued from time to time to the Selling Stockholders upon exercise of Common Stock Purchase Warrants issued by the Company on March 18, 1998 (the "Warrants"). The Warrants are exercisable for a period of three years after the date of issuance at an exercise price of $7.50 per share. The Warrants provide for adjustment of the number of shares of Common Stock issuable upon exercise thereof in certain circumstances. All of the Shares may be offered pursuant to this Prospectus by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. The Warrants and the Common Stock issuable upon exercise thereof have been and will be issued in transactions exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. See "Recent Developments," "Selling Stockholders" and "Plan of Distribution." The Shares are being registered by the Company pursuant to registration rights granted to the Selling Stockholders.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus. It is anticipated, however, that the Shares will be offered and sold by the Selling Stockholders from time to time in transactions on The Nasdaq National Market, in privately negotiated transactions, or by a combination of such methods of sale, at such fixed prices as may be negotiated from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Plan of Distribution."

     The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders. The Company has agreed to bear certain expenses in connection with the registration of the Shares being offered by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     The Common Stock of the Company is traded on The Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "SHMN." On March 30, 1998, the last sale price for the Common Stock as quoted on The Nasdaq National Market was $5.0625 per share.
                            ------------------------

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" herein for a description of agreements by the Company to indemnify the Selling Stockholders against certain liabilities.
                            ------------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

                 The date of this Prospectus is April   , 1998

     No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Stockholders or by any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

                             AVAILABLE INFORMATION

     This Prospectus, which constitutes a part of a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information set forth in the Registration Statement. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the public reference facilities of the Commission described below, and copies of such material may be obtained from such office upon payment of the fees prescribed by the Commission.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of prescribed rates. Furthermore, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. The Company's Common Stock is quoted on The Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company (File No. 0-21022) with the Commission are hereby incorporated herein by reference:
(a) the Company's Annual Report on Form 10-K for the year ended December 31, 1997; (b) the Company's Definitive Proxy Statement dated April 23, 1997, filed in connection with the Company's 1997 Annual Meeting of Stockholders; and (c) the description of the Company's Common Stock contained in its Registration Statement on Form 8-A, as amended, filed with the Commission on December 18, 1992, including any amendments or reports filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated by reference herein shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Shaman Pharmaceuticals, Inc., 213 East Grand Avenue, South San Francisco, California 94080-4812, telephone (650) 952-7070, facsimile (650) 873-8367, Attn: Vice President, Corporate Communications.
                            ------------------------

     Provir(TM) and the Company's stylized logo are trademarks of the Company. Shaman Pharmaceuticals(R) and Virend(R) are registered U.S. trademarks of the Company.
                            ------------------------

                                  THE COMPANY

     The following information is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere herein or incorporated by reference in this Prospectus. This Prospectus contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth elsewhere in this Prospectus. Investors should carefully consider the information set forth under the heading "Risk Factors."

     Shaman is a leader in the identification and development of novel pharmaceutical products for the treatment of human diseases through the isolation and optimization of active compounds found in tropical plants. The Company believes that by focusing on drugs extracted from plants with a long history of medicinal use, its drug discovery efforts will be quicker and more likely to lead to safe and effective pharmaceuticals. Shaman has human clinical trials underway for its three lead product candidates: Provir, nikkomycin Z, and SP-134101. Shaman has completed Phase II trials showing efficacy for Provir for the treatment of AIDS-associated and watery diarrhea. In the first quarter of 1998, Provir is scheduled to enter a pivotal Phase III trial for the treatment of diarrhea in patients with AIDS. This single study, upon completion, is intended to serve as the basis for the submission of a New Drug Application ("NDA") with the U.S. Food and Drug Administration ("FDA"). With success, Provir for diarrhea in patients with AIDS will become the first product commercialized by Shaman. Two additional dose-optimizing Phase II trials for Provir in watery diarrhea commenced in 1997. These trials are intended to be completed in the first half of 1998 and, if successful, will lead to Phase III trials.

     Nikkomycin Z, an orally-active product for the treatment of endemic mycoses and other systemic fungal infections, completed a Phase I trial in the UK in 1997, and the Company filed an Investigational New Drug application ("IND") in the United States in December 1997. The Company intends to continue multi-dose Phase I testing of this compound.

     Shaman's research and preclinical development is principally focused on the identification and optimization of compounds to treat Type II (adult onset or non-insulin dependent) diabetes, an effort that has led to the identification of 21 chemically distinct, orally-active compounds which have demonstrated glucose lowering effects in preclinical animal testing. In October 1997, Shaman filed an IND for SP-134101, an oral product for the treatment of Type II diabetes. This first product to emerge from the diabetes discovery program entered clinical trials in January 1998. Significant funding, as well as milestone payments for this program, are provided through collaborations with Lipha, s.a., a wholly-owned subsidiary of Merck KGaA, Darmstadt, Germany ("Lipha/Merck"), and Ono Pharmaceutical Co., Ltd. ("Ono").

RECENT DEVELOPMENTS

     The Shares being registered represent shares underlying the Warrants, which were issued in connection with an Amendment Agreement dated March 18, 1998 (the "Amendment Agreement") to the several Note Purchase Agreements dated as of June 30, 1997 between the Company and the Selling Stockholders (the "Purchase Agreements"). Pursuant to the Purchase Agreements, the Company issued $10,400,000 in Senior Subordinated Notes due August 29, 2000 (the "Notes") and bearing interest at a rate of 5.5% per annum. Interest on the Notes, which is payable in arrears on the first day of each November, February, May and August, may be paid in Common Stock or in cash at the Company's option. Under the original terms of the Purchase Agreements, the Notes are convertible into Common Stock of the Registrant as follows: (i) until November 7, 1997 (the "Fixed Conversion Period"), the Notes are convertible at the lowest trading price of the Common Stock during a specified measurement period prior to each conversion, but in no event less than $5.50 per share, (ii) thereafter the Notes are convertible at 90% of such trading price during such measurement period prior to each conversion. The maximum number of shares into which the Notes shall become convertible in the aggregate is limited to 19.9% of the outstanding shares of Common Stock on July 9, 1997 (3,485,887 shares), with any excess to be redeemed by the Registrant. The Registrant has the right, exercisable beginning January 10, 1999, to redeem the then outstanding Notes for 130% of the then outstanding principal balance on each Note plus accrued interest.

     In March 1998, the Registrant and the purchasers of the Notes entered into the Amendment Agreement, which extended the Fixed Conversion Period to March 31, 1998. As consideration for entering into the Amendment Agreement, the Company issued to the Selling Stockholders Warrants to purchase an aggregate of 137,500 shares of Common Stock. The Warrants are exercisable through March 18, 2001 at an exercise price of $7.50 per share. The Warrants provide for adjustment of the number of shares of Common Stock issuable upon exercise thereof in certain circumstances.

     At the date of issuance of the Notes, an allocation of a portion of the proceeds of the Notes equal to the intrinsic value of the conversion feature that is "in the money" was reflected as a non-cash charge to interest expense. Such charge was reflected in the financial statements for the year ended December 31, 1997. The Company believes this accounting treatment is consistent with that required by the Commission.

                                  RISK FACTORS

     The shares offered hereby involve a high degree of risk. The following risk factors should be considered carefully in addition to the other information contained or incorporated by reference in this Prospectus before purchasing the shares of Common Stock offered hereby. In addition to the historical information contained herein, the discussion in this Prospectus may contain certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed in this Prospectus. Factors that could cause or contribute to such differences include those discussed below as well as those cautionary statements and other factors set forth elsewhere herein.

     Early Stage of Development; Technological Uncertainty. Shaman has not yet completed the development of any products. Many of the Company's products will require significant additional clinical testing and investment prior to commercialization. Products for therapeutic use in human health care must be evaluated in extensive human clinical trials to determine their safety and efficacy as part of a lengthy process to obtain government approval. The Company's Provir, nikkomycin Z and SP-134101 products are each in clinical development. Positive results for any of these products in a clinical trial do not necessarily assure that positive results will be obtained in future clinical trials or that government approval to commercialize the products will be obtained.

     Clinical trials may be terminated at any time for many reasons, including toxicity or adverse event reporting. There can be no assurance that any of the Company's products will be successfully developed, enter into human clinical trials, prove to be safe and efficacious in clinical trials, meet applicable regulatory standards, obtain required regulatory approvals, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed or that the Company will not encounter problems in clinical trials that will cause the Company to delay or suspend product development. Failure of any of the Company's products to be commercialized could have a material adverse effect on the Company's business, financial condition and results of operations.

     History of Operating Losses; Products Still in Development; Future Profitability Uncertain. Shaman was incorporated in 1989 and has experienced significant operating losses in each of its fiscal years since operations began. As of December 31, 1997, the Company's accumulated deficit was approximately $111.9 million. The Company has not generated any product revenues and expects to incur substantial operating losses over the next several years. All of Shaman's products and compounds are in research and development, which require substantial expenditures of funds. In order to generate revenues or profits, the Company, alone or with others, must successfully develop, test, obtain regulatory approval for and market its potential products. No assurance can be given that Shaman's product development efforts will be successful, that required regulatory approvals will be obtained, or that the products, if developed and introduced, will be successfully marketed or will achieve market acceptance.

     No Assurance of Successful Product Development. The Company's research and development programs are at various stages of development, ranging from the research stage to clinical trials. Substantial additional research and development will be necessary in order for the Company to move additional product candidates into clinical testing, and there can be no assurance that any of the Company's research and development efforts on these or other potential products, including Provir, nikkomycin Z, and SP-134101 will lead to development of products that are shown to be safe and effective in clinical trials.

     In addition, there can be no assurance that any such products will meet applicable regulatory standards, be capable of being produced in commercial quantities at acceptable costs, be eligible for third party reimbursement from governmental or private insurers, be successfully marketed or achieve market acceptance. Further, the Company's products may prove to have undesirable or unintended side effects that may prevent or limit their commercial use. The Company may find, at any stage of this complex product development process, that products that appeared promising in preclinical studies or Phase I and Phase II clinical trials do not demonstrate efficacy in larger-scale, Phase III clinical trials and do not receive regulatory approvals. Accordingly, any product development program undertaken by the Company may be curtailed, redirected, suspended or eliminated at any time.

     In addition, there can be no assurance that the Company's testing and development schedules will be met. Any failure to meet such schedules could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's clinical trials may be delayed by many factors, including, but not limited to: slower than anticipated patient enrollment; difficulty in finding a sufficient number of patients fitting the appropriate trial profile; difficulties in the acquisition of sufficient supplies of clinical trial materials; or, failure to show efficacy in clinical trials or adverse events occurring during the clinical trials. Completion of testing, studies and trials may take several years, and the length of time varies substantially with the type, complexity, novelty and intended use of the product. In addition, data obtained from preclinical and clinical activities are susceptible to varying interpretations, which could delay, limit or prevent regulatory approval. Delays or rejections may be encountered based upon many factors, including changes in regulatory policy during the period of product development and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Future Capital Needs; Uncertainty of Additional Funding. The Company will require substantial additional funds to conduct the development and testing of its potential products and to manufacture and market any products that may be developed. The Company's future capital requirements will depend on numerous factors, including the progress of its research and development programs, the progress of preclinical and clinical testing, the time and costs involved in obtaining regulatory approvals, the cost of filing, prosecuting, defending and enforcing patent claims and other intellectual property rights, competing technological and market developments, changes in the Company's existing collaborative and licensing relationships, the ability of the Company to establish additional collaborative relationships for the manufacture and marketing of its potential products, and the purchase of additional capital equipment. In addition, Note Purchase Agreements entered into by the Company in connection with the 1997 Private Placement, provide that under certain circumstances, the Company would be required to redeem all or some portion of the $10.4 million principal due thereunder, which redemption could significantly accelerate the Company's cash expenditures and capital requirements beyond the levels currently anticipated.

     The Company intends to seek additional funding through public or private equity or debt financings, collaborative arrangements or from other sources. The Company may seek additional capital at any time that it deems market conditions to be favorable. If additional funds are raised by issuing equity securities, significant dilution to existing stockholders may result. In the event that additional funds are obtained through collaborative agreements, such agreements may require the company to relinquish rights to certain of its technologies, product candidates, products or marketing territories that the Company would otherwise seek to develop or commercialize itself. There can be no assurance that additional financing will be available on acceptable terms or at all. If adequate funds are not available, the Company may be required to delay, scale back or eliminate one or more of its research, discovery or development programs, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Uncertainties Associated with Clinical Trials. Shaman has conducted, and plans to continue to conduct, extensive and costly clinical trials to assess the safety and efficacy of its potential products. The rate of completion of the Company's clinical trials is dependent upon, among other factors, the rate of completion and approval of trial protocols, the availability of funds for trials and the rate of patient enrollment. Patient enrollment is a function of many factors, including the nature of the Company's clinical trial protocols, existence of competing protocols, size of patient population, proximity of patients to clinical sites and eligibility criteria for the study. Delays in patient enrollment will result in increased costs and delays, which could have a material adverse effect on the Company's ability to complete clinical trials in a timely fashion.

     The Company cannot assure that patients enrolled in its clinical trials will respond to the Company's product candidates. Setbacks are to be expected in conducting human clinical trials. Failure to comply with the U.S. FDA regulations applicable to such testing can result in delay, suspension or cancellation of such testing, and/or refusal by the FDA to accept the results of such testing. In addition, the FDA or the Company may suspend clinical trials at any time if either of them concludes that any patients participating in any such trial are being exposed to unacceptable health risks. Further, there can be no assurance that human clinical testing will demonstrate that any current or future product candidate is safe or effective or that data derived from any such study will be suitable for submission to the FDA or other regulatory authorities. Failure of the Company's clinical trials to demonstrate safety or efficacy in humans could cause the delay, suspension, or termination of any product program and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Collaborative Relationships. The Company's research and development efforts in its diabetes program and, to a lesser extent, in its other programs, is dependent upon its arrangements with Lipha/Merck and Ono and the compliance of such partners with the terms and conditions of such collaborative agreements including, without limitation, providing funding for research and development efforts and the achievement of milestones and assisting the Company in its research and development efforts. These partners may develop products that may compete with those of the Company. The amount and timing of resources they allocate to these programs is not within the Company's control. There can be no assurance that these partners will perform their obligations as expected or that any significant revenues will ultimately be derived from such agreements. The Company's agreement with Ono may be terminated in the event Ono determines further development of compounds is not warranted, provided certain other conditions are met. Termination of either agreement is subject to certain surviving obligations. If one or more such partners elected to terminate their relationships with the Company, or if the Company or its partners fail to achieve targeted milestones, it could have a material adverse effect on the Company's ability to fund such programs, or to develop any products on a collaborative basis with such partners. In addition, the Company may seek future collaborative agreements in order to commercialize additional product candidates or that any such agreements will be successful. There can be no assurance that the Company will be able to enter into such additional agreements and any failure could have a material effect on the Company's business, financial condition, and results of operations.

     Rapid Technological Change and Substantial Competition. The pharmaceutical industry is subject to rapid and substantial technological change. Technological competition from pharmaceutical and biotechnology companies and universities is intense. Many of these entities have significantly greater research and development capabilities, as well as substantial marketing, manufacturing, financial and managerial resources, and represent significant competition for the Company. There can be no assurance that developments by others will not render the Company's products or technologies noncompetitive or that the Company will be able to keep pace with technological developments. Competitors have developed or are in the process of developing technologies that are, or in the future may be, the basis for competitive products. Some of these products may have an entirely different approach or means of accomplishing the desired therapeutic effect than products developed by the Company. These competing products may be more effective and less costly than the products developed by the Company. In addition, other forms of medical treatment may offer competition to the Company's products. The development of competing compounds could have a material adverse effect on the Company's business, financial condition or results of operations.

     Government Regulation; No Assurance of Regulatory Approvals. All new drugs, including the Company's products under development, are subject to extensive and rigorous regulation by the federal government, principally the FDA, and comparable agencies in state and local jurisdictions and in foreign countries. These authorities impose substantial requirements upon the preclinical and clinical testing, manufacturing and marketing of pharmaceutical products. The steps required before a drug may be approved for marketing in the United States generally include (i) preclinical laboratory and animal tests, (ii) the submission to the FDA of an IND for human clinical testing, (iii) adequate and well controlled human clinical trials to establish the safety and efficacy of the drug, (iv) submission to the FDA of an NDA, and (v) satisfactory completion of an FDA inspection of the manufacturing facility or facilities at which the drug is made to assess compliance with current Good Manufacturing Practices ("cGMP").

     Lengthy and detailed preclinical and clinical testing, validation of manufacturing and quality control processes, and other costly and time-consuming procedures are required. Satisfaction of these requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. The effect of government regulation may be to delay or to prevent marketing of potential products for a considerable period of time and to impose costly procedures upon the Company's activities. There can be no assurance that the FDA or any other regulatory agency will grant approval for any products developed by the Company on a timely basis, or at all. Success in preclinical or early stage clinical trials does not assure success in later stage clinical trials.

     Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent regulatory approval. If regulatory approval of a product is granted, such approval may impose limitations on the indicated uses for which a product may be marketed. Further, even if regulatory approval is obtained, later discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market. Any delay or failure in obtaining regulatory approvals would have a material adverse effect on the Company's business, financial condition and results of operation.

     Among the conditions for FDA approval of a pharmaceutical product is the requirement that the manufacturer's (either the Company's own or a third-party manufacturer) quality control and manufacturing procedures conform to cGMP, which must be followed at all times. The FDA strictly enforces cGMP requirements through periodic unannounced inspections. There can be no assurance that the FDA will determine that the facilities and manufacturing procedures of the Company or any third-party manufacturer of the Company's planned products will conform to cGMP requirements. Additionally, the Company or its third-party manufacturer must pass a pre-approval inspection of its manufacturing facilities by the FDA before obtaining marketing approval. Failure to comply with applicable regulatory requirements may result in penalties such as restrictions on a product's marketing or withdrawal of a product from the market.

     The FDA's policies may change and additional government regulations may be promulgated which could prevent or delay regulatory approval of the Company's potential products. Moreover, increased attention to the containment of health care costs in the United States could result in new government regulations that could have a material adverse effect on the Company's business. The Company is unable to predict the likelihood of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.

     Dependence on Sources of Supply. The Company currently imports all of the plant materials from which its products are derived from countries in South and Latin America, Africa and Southeast Asia. To the extent that its products cannot be economically synthesized or otherwise produced, the Company will continue to be dependent upon a supply of raw plant material. The Company does not have formal agreements in place with all of its suppliers. In addition, a continued source of plant supply is subject to the risks inherent in international trade. These risks include unexpected changes in regulatory requirements, exchange rates, tariffs and barriers, difficulties in coordinating and managing foreign operations, political instability and potentially adverse tax consequences. Interruptions in supply or material increases in the cost of supply could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, tropical rain forests, and certain irreplaceable plant resources therein, are currently threatened with destruction. In the event portions of the rain forests are destroyed which contain the source material from which Shaman's current or future products are derived, such destruction could have a material adverse effect on the Company's business, financial condition and results of operations.

     Limited Manufacturing and Marketing Experience and Capacity. The Company currently produces products only in quantities necessary for clinical trials and does not have the staff or facilities necessary to manufacture products in commercial quantities. As a result, the Company must rely on collaborative partners or third-party manufacturing facilities, which may not be available on commercially acceptable terms adequate for Shaman's long-term needs. If the Company should encounter delays or difficulties in establishing relationships with qualified manufacturers to produce, package and distribute its finished products, clinical trials, regulatory filings, market introduction and subsequent sales of such products could be adversely affected.

     Contract manufacturers must adhere to cGMP regulations strictly enforced by the FDA on an ongoing basis through its facilities inspection program. Contract manufacturing facilities must pass a pre-approval plant inspection before the FDA will approve an NDA. Certain material manufacturing changes that occur after approval are also subject to FDA review and clearance or approval. There can be no assurance that the FDA or other regulatory agencies will approve the process or the facilities by which any of the Company's products may be manufactured. The Company's dependence on third parties for the manufacture of products may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. Should the Company be required to manufacture products itself, the Company will be subject to the regulatory requirements described above, to similar risks regarding delays or difficulties encountered in manufacturing any such products and will require substantial additional capital. There can be no assurance that the Company will be able to manufacture any such products successfully or in a cost-effective manner.

     The Company currently has no sales staff. To the extent that the Company does not or is unable to enter into co-promotion agreements or to arrange for third party distribution of its products, significant additional resources will be required to develop a complete marketing and sales force. There can be no assurance that the Company will be able to enter into collaborative agreements or successfully establish a marketing and sales force.

     Uncertainty Regarding Patents and Proprietary Rights. The Company's success will depend in large part on its ability to obtain and maintain patents, protect trade secrets and operate without infringing upon the proprietary rights of others. Moreover, competitors may have filed patent applications, may have been issued patents or may obtain additional patents and proprietary rights relating to products or processes competitive with those of the Company. There can be no assurance that the Company's patent applications will be approved, that the Company will develop additional proprietary products that are patentable, that any issued patents will provide the Company with adequate protection for its inventions or will not be challenged by others, or that the patents of others will not impair the ability of the Company to commercialize its products. The patent position of firms in the pharmaceutical industry generally is highly uncertain, involves complex legal and factual questions, and has recently been the subject of much litigation. No consistent policy has emerged from the U.S. Patent and Trademark Office ("PTO") or the courts regarding the breadth of claims allowed or the degree of protection afforded under pharmaceutical patents. There can be no assurance that others will not independently develop similar products, duplicate any of the Company's products or design around any patents of the Company.

     A number of pharmaceutical companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to the Company's business. Some of these technologies, applications or patents may conflict with the Company's technologies or patent applications. The European Patent Office, the French Patent Office, the German Patent Office and the Australian Patent Office, have each granted a patent containing broad claims to proanthocyanidin polymer compositions (and methods of use of such compositions), which are similar to the Company's specific proanthocyanidin polymer composition, to Leon Cariel and the Institut des Substances Vegetales. The effective filing date of these patents is prior to the effective filing date of the Company's foreign pending patent application in Europe. Certain of the foreign patents have been granted in jurisdictions where examination is not rigorous. The Company has instituted an Opposition in the European Patent Office against granted European Patent No. 472531 owned by Leon Cariel and Institut des Substances Vegetales. Based on opinions of foreign counsel, the Company believes that the granted claims are invalid and intends to vigorously prosecute the Opposition.

     There can be no assurance that the Company will be successful in having the granted European patent revoked or the claims sufficiently narrowed so as not to potentially cover the Company's proanthocyanidin polymer composition and methods of use. There can be no assurance that Leon Cariel and the Institut des Substances Vegetales will not assert claims relating to this patent against the Company. There can be no assurance that the Company would be able to obtain a license to this patent at all, or at reasonable cost, or be able to develop or obtain alternative technology to use in Europe or elsewhere. The earlier effective filing date of this patent could limit the scope of the patents, if any, that the Company may be able to obtain or result in the denial of the Company's patent applications in Europe or elsewhere.

     In the United States, the Patent and Trademark Office has rendered judgment in an Interference declared between the Company's issued patent covering its specific proanthocyanidin polymer composition and certain claims of U.S. application corresponding to the granted European patent of Leon Cariel and the Institut des Substances Vegetales by Daniel Jean and Leon Cariel. Judgment was awarded to the Company. Since the period for appeal has passed, this judgment is now final.

     Additionally, in connection with the Interference proceeding, the Company has had an opportunity to review the claims and file history of the Daniel Jean and Leon Cariel patent application which, under U.S. patent law, are kept confidential. One broad claim, in particular, of the Daniel Jean and Leon Cariel patent application, which was not involved in the Interference proceeding and which has been indicated to be allowable, covers a large variety of proanthocyanidin polymers. Based on opinion of counsel, the Company believes that this broad claim is subject to attack as invalid in view of prior art. Based on knowledge of the Company's specific proanthocyanidin polymer composition, the Company believes that the manufacture, use or sale of its specific proanthocyanidin polymer composition would not constitute infringement of this broad claim, once it issues. There can be no assurances, however, that the Company would prevail should an action for infringement of such claim be commenced. In addition, if patents that cover the Company's activities have been or are issued to other companies, there can be no assurance that the Company would be able to obtain licenses to these patents at a reasonable cost, or at all, or be able to develop or obtain alternative technology.

     If the Company does not obtain such licenses, it could encounter delays or be precluded from introducing products to the market. Litigation may be necessary to defend against or assert claims of infringement, to enforce patents issued to the Company or to protect trade secrets or know-how owned by the Company. Additional interference proceedings may be declared or necessary to determine issues of invention; such litigation and/or interference proceedings could result in substantial cost to and diversion of effort by, and may have a material adverse effect on, the Company. In addition, there can be no assurance that these efforts by the Company will be successful.

     The Company's competitive position is also dependent upon unpatented trade secrets. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets, that such trade secrets will not be disclosed or that the Company can effectively protect its rights to unpatented trade secrets. To the extent that the Company or its consultants or research collaborators use intellectual property owned by others in their work for the Company, disputes also may arise as to the rights in related or resulting know-how and inventions.

     Patent applications in the United States are generally maintained in secrecy until patents are issued. Since publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries by several months, Shaman cannot be certain that it was the first to discover compositions covered by its pending patent applications or the first to file patent applications on such compositions. There can be no assurance that the Company's patent applications will result in issued patents or that any of its issued patents will afford comprehensive protection against potential infringement.

     The Company is prosecuting its patent applications with the PTO but the Company does not know whether any of its applications will result in the issuance of any patents or, if any patents are issued, whether any issued patent will provide significant proprietary protection or will be circumvented or invalidated. During the course of patent prosecution, patent applications are evaluated, inter alia, for utility, novelty, non-obviousness and enablement. The PTO may require that the claims of an initially filed patent application be amended if it is determined that the scope of the claims includes subject matter that is not useful, novel, non-obvious or enabled.

     Furthermore, in certain instances, the practice of a patentable invention may require a license from the holder of dominant patent rights. In cases where one party believes that it has a claim to an invention covered by a patent application or patent of a second party, the first party may provoke an interference proceeding in the PTO or such a proceeding may be declared by the PTO. In general, in an interference proceeding, the PTO would review the competing patents and/or patent applications to determine the validity of the competing claims, including but not limited to determining priority of invention. Any such determination would be subject to appeal in the appropriate U.S. federal courts.

     There can be no assurance that additional patents will be obtained by the Company or that issued patents will provide a substantial protection or be of commercial benefit to the Company. The issuance of a patent is not conclusive as to its validity or enforceability, nor does it provide the patent holder with freedom to operate without infringing the patent rights of others. A patent could be challenged by litigation and, if the outcome of such litigation were adverse to the patent holder, competitors could be free to use the subject matter covered by the patent, or the patent holder may license the technology to others in settlement of such litigation. The invalidation of patents owned by or licensed to the Company or non-approval of pending patent applications could create increased competition, with potential adverse effects on the Company and its business prospects. In addition, there can be no assurance that any applications of the Company's technology will not infringe patents or proprietary rights of others or that licenses that might be required as a result of such infringement for the Company's processes or products would be available on commercially reasonable terms, if at all.

     The Company cannot predict whether its or its competitors' patent applications will result in valid patents being issued. Litigation, which could result in substantial cost to the Company, may also be necessary to enforce the Company's patent and proprietary rights and/or to determine the scope and validity of others' proprietary rights. The Company may participate in interference proceedings that may in the future be declared by the U.S. Patent and Trademark Office, which could result in substantial cost to the Company. There can be no assurance that the outcome of any such litigation or interference proceedings will be favorable to the Company or that the Company will be able to obtain licenses to technology that it may require or that, if obtainable, such technology can be licensed at a reasonable cost.

     Year 2000 Compliance. The Company is in the process of assessing the impact of year 2000 on its operations and systems, including those of its suppliers and collaborators and other third parties. Management is in the process of formalizing its assessment procedures and developing a plan to address identified issues, if any. To date, the Company has evaluated its financial and accounting systems and concluded that they are not and will not be materially affected by the year 2000. The Company does not yet know the extent, if any, of the impact of the year 2000 on its other systems and equipment or those of third parties with which the Company does business. There can be no assurance that third parties, such as suppliers, clinical research organizations and collaborative parties, are using systems that are year 2000 compliant or will address any year 2000 issues in a timely fashion, or at all. Any year 2000 compliance problems of either the Company, its suppliers, its clinical research organizations, or its collaborative partners could have a material adverse effect on the Company's business, operating results and financial conditions.

     Uncertainty of Product Pricing, Reimbursement and Related Matters. The Company's business may be materially adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of health care through various means. For example, in certain foreign markets, the pricing or profitability of health care products is subject to government control. In the United States, there have been, and the Company expects there will continue to be, a number of federal and state proposals to implement similar government control. While the Company cannot predict whether any such legislative or regulatory proposals or reforms will be adopted, the announcement of such proposals or reforms could have a material adverse effect on the Company's ability to raise capital or form collaborations, and the adoption of such proposals or reforms could have a material adverse effect on the Company's business, financial condition or results of operations.

     In addition, in both the United States and elsewhere, sales of health care products are dependent in part on the availability of reimbursement from third party payers, such as government and private insurance plans. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and third party payers are increasingly challenging the prices charged for medical products and services. If the Company succeeds in bringing one or more products to the market, there can be no assurance that reimbursement from third party payers will be available or will be sufficient to allow the Company to sell its products on a competitive or profitable basis.

     Possible Volatility of Stock Price. From time to time, the stock market has experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies or industries. In addition, the market price of the Company's Common Stock, like the stock prices of many publicly traded biotechnology and smaller pharmaceutical companies, has been and may continue to be highly volatile. Announcements of technological innovations, regulatory matters or new commercial products by the Company or its competitors, developments or disputes concerning patent or proprietary rights, publicity regarding actual or potential medical results relating to products under development by the Company or its competitors, regulatory developments in both the United States and foreign countries, public concern as to the safety of pharmaceutical products, and economic and other external factors, as well as period-to-period fluctuations in financial results, may have a significant impact on the market price of Shaman's Common Stock.

     Environmental Regulation. In connection with its research and development activities and manufacturing of clinical trial materials, the Company is subject to federal, state and local laws, rules, regulations and policies governing the use, generation, manufacture, storage, air emission, effluent discharge, handling and disposal of certain materials and wastes. Although the Company believes that it has complied with these laws and regulations in all material respects and has not been required to take any action to correct any noncompliance, there can be no assurance that the Company will not be required to incur significant costs to comply with environmental and health and safety regulations in the future. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, viruses and various radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by state and federal regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and such liability could exceed the resources of the Company.

     Anti-Takeover Effect of Delaware Law and Certain Charter and Bylaws Provisions. Certain provisions of the Company's Certificate of Incorporation and Bylaws may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. The Company's Board of Directors has the authority to issue up to 600,000 additional shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders.

     The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no present plans to issue shares of Preferred Stock. Certain provisions of Delaware law applicable to the Company could also delay or make more difficult a merger, tender offer or proxy contest involving the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless certain conditions are met.

     Product Liability Exposure; Limited Insurance Coverage. The Company's business exposes it to potential product liability risks which are inherent in the development, testing, manufacture, marketing and sale of pharmaceutical products. Product liability insurance for the pharmaceutical industry generally is expensive. There can be no assurance that the Company's present product liability insurance coverage is adequate. Such existing coverage will not be adequate as the Company further develops its products, and no assurance can be given that adequate insurance coverage against all potential claims will be available in sufficient amounts or at a reasonable cost.

     Limitation of Liability and Indemnification. The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director. The Company's Bylaws provide that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. The Company has entered into indemnification agreements with its officers and directors containing provisions which are in some respects broader than the specific indemnification provisions contained in Delaware Law. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

     Section 145 of the Delaware Law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

     Dilution. Dilution may occur upon the exercise of outstanding options and warrants, including the Warrants, and upon conversion of the Notes. Stockholders may also suffer additional dilution if the Company exercises its right to put additional shares of its Common Stock to one certain investor, pursuant to its agreements with such investor.

     Dependence on Key Personnel. The Company's ability to maintain its competitive position depends in part upon the continued contributions of its key senior management. The Company's future performance also depends on its ability to attract and retain qualified management and scientific personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to continue to attract, assimilate or retain other highly qualified technical and management personnel in the future. The loss of key personnel or the failure to recruit additional personnel or to develop needed expertise could have a material adverse effect on the Company's business, financial condition and results of operations.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock beneficially owned by each of the Selling Stockholders and as adjusted to give effect to the sale of the Shares offered hereby. The Shares are being registered to permit public secondary trading of the Shares, and the Selling Stockholders, upon exercise of the Warrants, may offer the Shares for resale from time to time. See "Plan of Distribution."

     The Shares being offered hereby by the Selling Stockholders may be acquired, from time to time, upon exercise of the Warrants, which were acquired by them from the Company in a private placement transaction pursuant to the Amendment Agreement. This Prospectus covers the resale by the Selling Stockholders of up to 137,500 Shares, plus, in accordance with Rule 416 under the Securities Act, such additional number of shares of Common Stock as may be issued pursuant to the Warrants resulting from stock splits, stock dividends and similar transactions. See "Recent Developments."

     Each Selling Stockholder that is party to the Amendment Agreement represented to the Company that it will acquire the Shares for investment and with no present intention of distributing the Shares. In lieu of granting the Selling Stockholders demand registration rights, the Company has filed with the Commission, under the Securities Act, a Registration Statement on Form S-3, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time on The Nasdaq National Market or in privately-negotiated transactions and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the Shares are no longer required to be registered for the sale thereof by the Selling Stockholders.

     The Company has agreed to register a specified number of Shares for resale by the Selling Stockholders. The Warrants provide for adjustment of the number of shares of Common Stock issuable upon exercise thereof in certain circumstances. The number of Shares shown in the following table as being offered by the Selling Stockholders does not include such presently indeterminate number of shares of Common Stock as may be issuable (i) upon conversion of the Notes or payment of interest on the Notes pursuant to the provisions thereof regarding determination of the applicable conversion price or
(ii) pursuant to the Warrants resulting from stock splits, stock dividends and similar transactions, but which shares are, in accordance with Rule 416 under the Securities Act, included in the Registration Statement of which this Prospectus forms as part. The Shares covered by this Prospectus may be offered from time to time by the Selling Stockholders named below:

                                                                                        OWNERSHIP
                                                     NUMBER OF                      AFTER OFFERING(1)
                                                    SHARES OWNED     NUMBER OF     -------------------
               NAME AND ADDRESS OF                    PRIOR TO      SHARES BEING   NUMBER OF
              SELLING STOCKHOLDERS                 OFFERING(1)(2)    OFFERED(3)     SHARES     PERCENT
              --------------------                 --------------   ------------   ---------   -------
Delta Opportunity Fund, Ltd.(4)(6)...............      634,809         43,900          0          *
Nelson Partners(5)...............................      317,405         21,950          0          *
Olympus Securities, Ltd.(5)......................      317,405         21,950          0          *
Omicron Partners, L.P............................      485,334         30,789          0          *
OTATO Limited Partnership(6).....................      117,196          8,105          0          *
Overbrook Fund I, LLC(6)(7)......................       78,130          5,403          0          *
Diaz & Altschul Group, LLC(4)(6).................       78,130          5,403          0          *
                                                     ---------         ------          --         --
          Total..................................    2,018,409        137,500          0          *

---------------
 *  Less than one percent.

(1) Percentage of beneficial ownership is calculated assuming 17,861,143 shares of Common Stock were outstanding as of March 27, 1998. Ownership after this Offering assumes the sale of all shares held by such Selling Stockholders that were registered pursuant to and included in that certain Registration Statement on Form S-3 (Registration No. 333-31843) and all Shares offered hereby. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of March 27, 1998, are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned.

(2) Represents (i) the number of shares of Common Stock issuable upon conversion of the Notes calculated using an assumed conversion price of $5.50 with respect to the face value of the Notes, based upon certain conversion provisions of the Notes (which price could fluctuate from time to time on and after March 31, 1998 based on changes in the market price of the Common Stock) and (ii) the number of shares of Common Stock issuable upon exercise of the Warrants. Does not include (a) up to 315,000 shares of Common Stock which may be issued and paid in lieu of cash, at the Company's option, as interest on the Notes or (b) such presently indeterminate number of additional shares as may be issuable upon conversion of the Notes or payment of interest on the Notes, based upon fluctuations in the conversion price of the Notes.

(3) Represents the number of shares of Common Stock issuable upon exercise of the Warrants.

(4) Diaz & Altschul Advisors, LLC, a New York limited liability company ("D&Q Advisors"), serves as investment advisor to Delta Opportunity Fund, Ltd. ("Delta"), and may be deemed to share beneficial ownership of the Shares beneficially owned by Delta by reason of shared power to dispose of the Shares beneficially owned by Delta. D&A Advisors is controlled by Diaz & Altschul Group, LLC ("D&A Group"). D&A Advisors and D&A Group disclaim beneficial ownership of the Shares beneficially owned by Delta.

(5) Citadel Limited Partnership is the managing general partner of Nelson Partners ("Nelson"), and the trading manager of Olympus Securities, Ltd. ("Olympus") and consequently has voting control and investment discretion over securities held by both Nelson and Olympus. The ownership information for Nelson does not include the Shares owned by Olympus and the ownership information for Olympus does not include the Shares owned by Nelson.

(6) An affiliate of OTATO Limited Partnership serves as a trading consultant to Delta, Overbrook Fund I, LLC ("Overbrook") and D&A Group and may be deemed to share beneficial ownership of the Shares beneficially owned by such Selling Stockholders by reason of shared power to dispose of the Shares beneficially owned by such Selling Stockholders. Such affiliate disclaims beneficial ownership of such Shares.

(7) Mr. Arthur G. Altschul, Jr., a managing member of D&A Group, also serves as the managing member of Overbrook. Mr. Altschul may be deemed to share beneficial ownership of all Shares beneficially owned by Overbrook by reason of the power to dispose of the Shares beneficially owned by Overbrook. Mr. Altschul disclaims such beneficial ownership.

                              PLAN OF DISTRIBUTION

     The Company will receive no proceeds from this offering. The Shares offered hereby may be sold pursuant to this Prospectus by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership, distribution or other non-sale related transfer. The Shares may be sold from time to time in transactions in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, including block trades in which brokers or dealers will attempt to sell the Shares as agent but may position and resell the block as principal to facilitate the transaction, or in one or more underwritten offerings on a firm commitment or best effort basis.

     To the extent required under the Securities Act, the aggregate amount of Selling Stockholders' Shares being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying Prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the Shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a Selling Stockholder and/or purchasers of Selling Stockholders' Shares, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     From time to time, one or more of the Selling Stockholders may pledge, hypothecate or grant a security interest in some or all of the Shares owned by them, and the pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of default, be deemed to be Selling Stockholders hereunder. In addition, a Selling Stockholder may, from time to time, sell short the Common Stock of the Company, and in such instances, this Prospectus may be delivered in connection with such short sales and the Shares offered hereby may be used to cover such short sales.

     From time to time one or more of the Selling Stockholders may transfer, pledge, donate or assign such Selling Stockholders' Shares to lenders or others and each of such persons will be deemed to be a "Selling Stockholder" for purposes of this Prospectus. The number of Selling Stockholders' Shares beneficially owned by those Selling Stockholders who so transfer, pledge, donate or assign Selling Stockholders' Shares will decrease as and when they take such actions. The plan of distribution for Selling Stockholders' Shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Stockholders hereunder.

     A Selling Stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the Common Stock in the course of hedging the positions they assume with such Selling Stockholder, including, without limitation, in connection with distributions of the Common Stock by such broker-dealers. A Selling Stockholder may also enter into option or other transactions with broker-dealers that involve the delivery of the Common Stock to the broker-dealers, who may then resell or otherwise transfer such Common Stock. A Selling Stockholder may also loan or pledge the Common Stock to a broker-dealer and the broker-dealer may sell the Common Stock so loaned or upon a default may sell or otherwise transfer the pledged Common Stock.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Shares may not bid for or purchase shares of Common Stock during a period which commences one business day (five business days, if the Company's public float is less than $25 million or its average daily trading volume is less than $100,000) prior to such person's participation in the distribution, subject to exceptions for certain passive market making activities. In addition and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of shares of the Company's Common Stock by such Selling Stockholder.

     The Warrants and the Shares were, or will be, as the case may be, originally issued to the Selling Stockholders pursuant to an exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof. The Company agreed to register the Shares under the Securities Act and to indemnify and hold the Selling Stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the Selling Stockholders of the Shares. The Company has agreed to pay all reasonable fees and expenses incident to the filing of this Registration Statement.

                                 LEGAL MATTERS

     The legality of the securities offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California.

                                    EXPERTS

     The financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................     2
Incorporation of Certain Documents by
  Reference...........................     2
Risk Factors..........................     6
Selling Stockholders..................    15
Plan of Distribution..................    16
Legal Matters.........................    18
Experts...............................    18

======================================================
======================================================
                                 137,500 SHARES

                                     SHAMAN
                                PHARMACEUTICALS,
                                      INC.
                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS

                              --------------------
                                 APRIL   , 1988
======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee and The Nasdaq National Market listing fee.

SEC registration fee........................................  $   201.00
NNM listing fees............................................    2,750.00
Accounting fees and expenses................................   10,000.00
Legal fees and expenses.....................................   25,000.00
Printing and engraving expenses.............................   25,000.00
Miscellaneous fees and expenses.............................    7,049.00
                                                              ----------
          Total.............................................  $70,000.00
                                                              ==========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"), provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.
Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or
(iv) for any transaction from which the director derived an improper personal benefit.

     The Registrant's Restated Certificate of Incorporation provides that the Registrant's directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the DGCL as in effect at the time such liability is determined. The Registrant has entered into indemnification agreements with all of its officers and directors, as permitted by the DGCL.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

     (a) EXHIBITS

    EXHIBIT
    NUMBER                             DESCRIPTION
    -------                            -----------
    5.1        Opinion of Brobeck, Phleger & Harrison LLP.
    10.66      Amendment Agreement, dated as of March 18, 1998, by and
               between the Registrant and certain investors.
    10.67      Form of Common Stock Purchase Warrant, dated as of March 18,
               1998, issued to certain investors.
    23.1       Consent of Ernst & Young LLP, Independent Auditors.
    23.2       Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
    24.1       Power of Attorney (included under the caption "Signatures").

     (b) FINANCIAL STATEMENT SCHEDULES

     No financial statement schedules are included because they are not required or the required information is included in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on the 30th day of March, 1998.

                                          SHAMAN PHARMACEUTICALS, INC.

                                          By        /s/ LISA A. CONTE
                                            ------------------------------------
                                            Lisa A. Conte
                                            President, Chief Executive Officer
                                             and
                                            Chief Financial Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint jointly and severally, Lisa A. Conte and G. Kirk Raab, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or hear name, place and stead, in any and all capacities, to sign the Registration Statement filed herewith and any and all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute of substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:

                        NAME                                        TITLE                    DATE
                        ----                                        -----                    ----

                  /s/ LISA A. CONTE                    Director, President, Chief       March 30, 1998
-----------------------------------------------------    Executive Officer and Chief
                    Lisa A. Conte                        Financial Officer (Principal
                                                         Executive and Financial
                                                         Officer)

                                                       Chairman of the Board            March   , 1998
-----------------------------------------------------
                    G. Kirk Raab

               /s/ ADRIAN D.P. BELLAMY                 Director                         March 30, 1998
-----------------------------------------------------
                 Adrian D.P. Bellamy

             /s/ HERBERT H. MCDADE, JR.                Director                         March 30, 1998
-----------------------------------------------------
               Herbert H. McDade, Jr.

                 /s/ M. DAVID TITUS                    Director                         March 30, 1998
-----------------------------------------------------
                   M. David Titus

                  /s/ JOHN A. YOUNG                    Director                         March 30, 1998
-----------------------------------------------------
                    John A. Young

                                 EXHIBIT INDEX

EXHIBIT                                                                     PAGE
NUMBER                             DESCRIPTION                             NUMBER
-------                            -----------                             ------
5.1        Opinion of Brobeck, Phleger & Harrison LLP.
10.66      Amendment Agreement, dated as of March 18, 1998, by and
           between the Registrant and certain investors.
10.67      Form of Common Stock Purchase Warrant, dated as of March 18,
           1998, issued to certain investors.
23.1       Consent of Ernst & Young LLP, Independent Auditors.
23.2       Consent of Brobeck, Phleger & Harrison LLP (included in the opinion filed as Exhibit 5.1).
24.1       Power of Attorney (included under the caption "Signatures").